Exhibit 15.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Qiao Xing Mobile Communication Co., Ltd.:
We consent to the incorporation by reference in the registration statement (No. 333-147177) on Form S-8 of Qiao Xing Mobile Communication Co., Ltd. of our report dated June 25, 2008 with respect to the consolidated balance sheets of Qiao Xing Mobile Communication Co., Ltd. and its subsidiaries (the “Company”) as of December 31, 2006 and 2007, the related consolidated statements of operations, cash flows, and shareholders’ equity and comprehensive income for the year ended December 31, 2005, the period from January 1, 2006 through November 30, 2006 (all “Old Basis”), the period from November 30, 2006 through December 31, 2006 and the year ended December 31, 2007 (all “New Basis”), which report appears in the December 31, 2007 annual report on Form 20-F of Qiao Xing Mobile Communication Co., Ltd.
Our report contains an explanatory paragraph that states that Qiao Xing Universal Telephone, Inc. (“Xing”) acquired the remaining 20% equity interest of the Company on November 30, 2006, resulting in the Company becoming wholly owned by Xing and accordingly the consolidated financial statements as of December 31, 2006 and 2007 and, for the period from November 30, 2006 through December 31, 2006 and the year ended December 31, 2007 reflect the new basis of accounting arising from the transaction, and that upon completion of the Company’s initial public offering in May 2007 and conversion of the senior convertible notes issued by Xing into the Company’s ordinary shares previously held by Xing, the Company ceased to be a wholly-owned subsidiary of Xing.
/s/ KPMG
Hong Kong, China
June 26, 2008